Oi S.A. – In Judicial Reorganization CNPJ/MF No. 76.535.764/0001-43 NIRE 33.3.0029520-8 Publicly-Held Company

NOTICE TO SHAREHOLDERS

Oi SA - In Judicial Reorganization (“Oi” or “Company”), hereby informs the Shareholders and the market in general that it has received from its shareholder Tempo Capital Principal Fundo de Investimento de Ações a request for appointment of a member and respective alternate member of the Fiscal Council, through a separate vote by shareholders holding preferred shares, at the Annual General Meeting to be held on April 30, at the Company's headquarters (“AGO”). Information regarding the candidates nominated by said shareholder is attached to this Notice to Shareholders.

The Company informs that the abovementioned request for nomination of candidates does not alter the management’s proposal for the election of members of the Fiscal Council made available to the shareholders at the Company's headquarters and by the Empresas.NET system of Brazilian Securities and Exchange Commission – CVM (Comissão de Valores Mobiliários) and São Paulo Stock Exchange (B3).

Rio de Janeiro, April 20, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Offices and Officer

Rio de Janeiro, April 20th, 2018.

OI S.A.
Rua Humberto de Campos, 425, 8° andar - Leblon
Rio de Janeiro - RJ - Brasil

A/C Sr. Carlos Augusto Machado Pereira de Almeida Brandão – Director of Investor Relations

Ref: AGM of 2018 - Publication of Notice to Shareholders - Indication for Election of Members of the Statutory Fiscal Council.

TEMPO CAPITAL PRINCIPAL FUNDO DE INVESTIMENTO DE AÇÕES, investment fund, registered with the CNPJ/MF under no. 11.046.362/0001-30 ("Tempo Capital"), herein represented by its manager, TEMPO CAPITAL GESTÃO DE RECURSOS LTDA., a limited liability company, with headquarters at Rua do Carmo, nº 8, grupo 502, Centro, CEP: 20011-020, Rio de Janeiro/RJ, registered with the CNPJ/MF under no. 00.533.944/0001-24, herein represented by its manager (Attachment 1), shareholder with voting rights in **OI S.A.** (CNPJ 76.535.764/0001-43), "Company") (Attachment 2) hereby present, the nomination of candidates to the Statutory Fiscal Council of the Company, as described below, pursuant to CVM Instruction Nº 481/09, CVM Instruction Nº 561/15 and Official CVM / SEP nº 02/2018, as follows:

1. For **candidate to the Statutory Fiscal Council by item "a" of Paragraph 4 of Article 161 of Law No. 6.404/1976**, where only preferred shareholders vote, **DOMENICA EISENSTEIN NORONHA** (Attachment 3), as sitting member, and **MAURÍCIO ROCHA ALVES CARVALHO**, his replacement (Attachment 4).

The candidates presented have the following cursory curriculum:

FISCAL COUNCIL:

CANDIDATE FOR SITTING MEMBER BY PREFERRED SHARES - Item "a" of Paragraph 4 of Article 161 of Law 6.404 / 1976: DOMENICA EISENSTEIN NORONHA has over 19 years of experience in the financial area, first in investment banking focusing on Latin America and then as a partner to na indenpendent asset manager focusing on Brazilian equities. She graduated *magma cum laude* from Georgetown University in Finance, International Business and Economics. Domenica E.Noronha is a CFA® charterholder. She also holds the following certificates: CGA and CPA-20 from ANBIMA and Series 7. She worked for 11 years at Morgan Stanley, starting in New York focusing on M&A transactions for Latin America, and the based in São Paulo as Executive Director responsible for Corporate Finance Transactions (equity and debt). Since 2010, she is a partner at Tempo Capital Gestão de Recursos Ltda. Tempo Capital is an independente asset management company founded in 1995, focuing on Brazilian equities with a fundamentalist bias view (www.tempocapital.com.br). Currently, Tempo Capital manages approximately R$1,7 Bn for several investors. Current and previous positions held in public companies: Fiscal Council Member of Fibria Celulose S.A. (since February 2017, with a mandate until April 2018); Fiscal Council Member of Usinas Siderúrgica de

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Minas Gerais S.A. – Usiminas (April 2015 to April 2016 and April 2017 to April 2018); Fiscal Council Member Embratel Participações S.A. (April 2012 to August 2014).

CANDIDATE FOR REPLACEMENT MEMBER BY PREFERRED SHARES - Item "a" of Paragraph 4 of Article 161 of Law 6.404 / 1976: MAURICIO ROCHA ALVES DE CARVALHO has has over 25 years of experience in the financial field, developing corporate and investment strategies with a view to adding value and sustainability. Manager of investments and interests in businesses. Strategic consultant for M&A (assessing businesses, analyzing alternative forms of association and structuring borrowings) with extensive experience in capital markets. Board and fiscal board member of public and private companies, as well as not-for-profit institutions. Focus on the fields of business strategy, financial management and performance indicators. He graduated in Mechanical Engineering from the Pontifícia Universidade Católica do Rio de Janeiro in 1983, MBA from the Wharton School – University of Pennsylvania, in 1988. Certifications: CFA 2005, CNPI 2006 and IBGC in 2009. Mr. Rocha Alves de Carvalho holds or has held the following positions: Member of the Board of Directors from 2009 to 2014 and Chairman of the Finance Committee from 2011 to 2014 of Intersmart Distribuidora de Equipamentos de T.I.; Member of the Fiscal Council of Grendene S.A from 2012 to 2015; Member of the Fiscal Council of SLC Agrícola from 2013 to 2016; Member of the Fiscal Council of Mills S.A from 2011 to 2014; Member of the Fiscal Council of Sonae Sierra Brazil from 2012 to 2013; Member of the Fiscal Council of Tupy in 2010 and 2012.

The inclosed nominations are being made based on letter nº 63/2018/CVM/SEP/GEA-4 dated April 18th.

It should be emphasized that this purpose is to enable Brazilian and international investors to exercise their voting rights properly. Therefore, it is necessary for the company to immediately disclose the Notice issued by the Brazilian Securities and Exchange Commission ("CVM"), thus giving the same publicity to the nominations of the candidates proposed by the controlling shareholder or by the management itself. In the same way, please note in particular the importance of communicating such applications to representatives of non-resident investors in the English language of this application. **Lastly, we request that our nomination be disclosed immediatly through a Notice to Shareholders through normal Investor Relations channels and through the IPE system of the CVM.**

All communications regarding this document may be made in writing and delivered, by electronic mail (E-mail) or by correspondence, with proof of receipt, to the address indicated below:

Rua do Carmo 8, sala 502, Centro, Rio de Janeiro, RJ – CEP 20.011-020
Tel: (21) 2103-9900
E-mail: compliance@tempocapital.com.br

Best regards,

TEMPO CAPITAL PRINCIPAL FUNDO DE INVESTIMENTO DE AÇÕES
P. TEMPO CAPITAL GESTÃO DE RECURSOS LTDA.
P. PAULO ANDRÉ BODIN DE MORAES

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The Company informs that it will release a translation of this document into English as soon as possible.